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As filed with the Securities and Exchange Commission on May 1, 2015

Registration No. 333-202478

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 8
TO
FORM S-1
REGISTRATION STATEMENT

Under
The Securities Act of 1933

OPGEN, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	8071 (Primary Standard Industrial Classification Code Number)	06-1614015 (I.R.S. Employer Identification Number)

708 Quince Orchard Road, Suite 160
Gaithersburg, MD 20878
(240) 813-1260
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Evan Jones
President and Chief Executive Officer
708 Quince Orchard Road, Suite 160
Gaithersburg, MD 20878
(301) 869-9683
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Mary J. Mullany, Esq. Ballard Spahr LLP 1735 Market Street 51st Floor Philadelphia, PA 19103 (215) 665-8500	Richard Baumann, Esq. Barry I. Grossman, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, NY 10105 (212) 370-1300

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.

            If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box.    ☐

            If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

            If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

            If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

            Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☐	Accelerated Filer ☐	Non-Accelerated Filer ☐	Smaller Reporting Company ☒

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Security	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)

Units, each consisting of one share of common stock, par value $0.01 per share and one warrant to purchase one share of common stock(4)(5)(7)	3,277,500	$6.50	$21,303,750.00	$2,475.50

Common stock included in the units(4)(5)(7)	3,277,500

Warrants included in the units(4)(5)(7)	3,277,500

Shares of common stock underlying warrants included in units(4)(5)(7)	3,277,500	$7.15	$23,434,125.00	$2,723.05

Underwriters' warrants(4)(5)(6)	213,038

Shares of common stock underlying underwriters' warrants(4)(5)(6)	213,038	$7.15	$1,523,221.70	$177.00

Total			$46,261,096.70	$5,375.55

(1)
Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.

(2)
Includes the aggregate offering price of additional shares and/or underwriters' warrants which the underwriters have the option to purchase to cover over-allotments, if any.

(3)
The Registrant previously paid $5,375.55 as a registration fee in connection with the initial filing of and previous amendments to this registration statement.

(4)
Pursuant to Rule 416 under the Securities Act, the securities being registered hereunder include such indeterminate number of additional shares of common stock as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.

(5)
Assumes the underwriters' over-allotment option is fully exercised.

(6)
Represents warrants to purchase a number of shares of common stock equal to 6.5% of the shares to be sold in this offering, including those sold pursuant to the underwriters option to purchase to cover over-allotments, if any, and assuming a per share exercise price equal to 110% of the price per unit in this offering.

(7)
Includes up to 350,000 units to be issued in this offering upon tender of up to $2.1 million of secured demand notes by existing stockholders.

            The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

        The sole purpose of the filing of this Amendment No. 8 to the Registration Statement on Form S-1 (the "Registration Statement") of OpGen, Inc. is to file with the Commission the Sixth Amendment to the Lease of the Company's corporate facilities.

 PART II

Information Not Required in Prospectus

Item 16.    Exhibits and Financial Statement Schedules.

(a)
Exhibits:

        The exhibits to the registration statement are listed in the Exhibit Index to this registration statement and are incorporated herein by reference.

(b)
Financial Statements Schedules:

        Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto included elsewhere in this registration statement.

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Gaithersburg, State of Maryland, on May 1, 2015.

OPGEN, INC.
By:	/s/ EVAN JONES Evan Jones President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following person in the capacities and on the date indicated.

Signature		Title	Date

/s/ EVAN JONES Evan Jones		President, Chief Executive Officer and Director (principal executive officer)	May 1, 2015
/s/ TIMOTHY C. DEC Timothy C. Dec		Chief Financial Officer (principal financial officer and principal accounting officer)	May 1, 2015
* Brian G. Atwood		Director	May 1, 2015
Timothy J.R. Harris		Director	May , 2015
* Timothy Howe		Director	May 1, 2015
* Laurence R. McCarthy		Director	May 1, 2015
* Misti Ushio		Director	May 1, 2015
*By:	/s/ TIMOTHY C. DEC Timothy C. Dec Attorney-in-fact

 EXHIBIT INDEX

Exhibit Number		Description
1.1	**	Form of Underwriting Agreement.

3.1	**	Ninth Amended and Restated Certificate of Incorporation of the Registrant, currently in effect.

3.1.1	**	Certificate of Amendment to Certificate of Incorporation, amending the Ninth Amended and Restated Certificate of Incorporation of the Registrant, currently in effect.

3.1.2	**	Form of Amended and Restated Certificate of Incorporation, to be in effect immediately prior to the consummation of this offering.

3.2	**	Amended and Restated Bylaws of the Registrant.

4.1	**	Form of Common Stock Certificate of the Registrant.

4.2	**	Third Amended and Restated Investors' Rights Agreement, dated as of December 18, 2013, among the Registrant and certain investors.

4.3	**	Stockholders' Agreements Amendment, dated as of July 11, 2014, among the Registrant and certain investors.

4.4	**	Second Stockholders' Agreements Amendment, dated as of February 7, 2015, among the Registrant and certain investors.

4.5	**	Form of Warrant to Purchase Common Stock of the Registrant.

4.6	**	Form of 2015 Warrant to Purchase Common Stock of the Registrant.

4.7	**	Form of Underwriters' Warrant to Purchase Common Stock of the Registrant (included in Exhibit 1.1, Annex I).

4.8	**	Form of Offered Warrant to Purchase Common Stock of the Registrant.

5.1	**	Opinion of Ballard Spahr LLP.

10.1	**	Lease Agreement, dated as of June 30, 2008, between the Registrant and ARE-708 Quince Orchard, LLC (the "Landlord").

10.1.1	**	First Amendment to Lease, dated as of April 4, 2011, between the Registrant and the Landlord.

10.1.2	**	Second Amendment to Lease, dated as of August 15, 2012, between the Registrant and the Landlord.

10.1.3	**	Third Amendment to Lease, dated as of December 30, 2013, between the Registrant and the Landlord.

10.1.4	**	Fourth Amendment to Lease, dated as of March 21, 2014, between the Registrant and the Landlord.

10.1.5	**	Fifth Amendment to Lease, dated as of March 20, 2015, between the Registrant and the Landlord.

10.1.6		Sixth Amendment to Lease, dated as of April 30, 2015, between the Registrant and the Landlord.

10.2	**	Form of Indemnification Agreement between the Registrant and each of its directors and executive officers.

10.3	**#	2008 Stock Option and Restricted Stock Plan of the Registrant, including amendments thereto.

Exhibit Number		Description
10.4	**#	Amended and Restated Chief Executive Officer Letter Agreement, dated March 3, 2014, between the Registrant and Evan Jones.
10.5	**#	Executive Change in Control and Severance Benefits Agreement, dated January 19, 2011, between the Registrant and C. Eric Winzer.

10.5.1	**#	Amendment to Executive Change in Control and Severance Benefits Agreement, dated as of November 1, 2013, between the Registrant and C. Eric Winzer.

10.6	**#	Executive Change in Control and Severance Benefits Agreement, dated January 27, 2012, between the Registrant and Vadim Sapiro.

10.6.1	**#	Amendment to Executive Change in Control and Severance Benefits Agreement, dated as of November 1, 2013, between the Registrant and Vadim Sapiro.

10.7	**±±	Technology Development Agreement, dated September 25, 2013, between the Registrant and Hitachi High-Technologies Corporation.

10.7.1	**±	Amendment No. 1 to Technology Development Agreement, dated March 27, 2014, between the Registrant and Hitachi High-Technologies Corporation.

10.8	**±	Supply Agreement, dated March 17, 2014, between the Registrant and Fluidigm Corporation.

10.9	**	Notes Purchase Agreement, dated February 17, 2015, by and among the Registrant and the investors party thereto (including as Exhibit B the form of convertible note).

10.10	**	Form of Amended and Restated Secured Convertible Promissory Note.

10.11	**	Amended and Restated Intercreditor Agreement, dated as of February 17, 2015, by and among, the Registrant, Harris & Harris Group, Inc., as collateral agent, and each of the Secured Parties party thereto.

10.12	**	Form of Security Agreement, by and among the Registrant, the Secured Parties party thereto and Harris & Harris Group, Inc., as collateral agent.

10.13	**#	2015 Equity Incentive Plan

10.14	**	Consulting Agreement, effective May 4, 2015, by and between the Registrant and C. Eric Winzer.

10.15	**	Form of Secured Demand Note.

10.16	**	Non-Employee Director Compensation Policy.

10.17	**#	Executive Employment, Change in Control and Severance Agreements, dated April 17, 2015, by and between the Registrant and Kevin Krenitsky, M.D.

10.18	**#	Employment Agreement, dated April 17, 2015, by and between the Registrant and Timothy C. Dec.

23.1	**	Consent of CohnReznick LLP

23.2	**	Consent of Ballard Spahr LLP (included in Exhibit 5.1).

24.1	**	Power of Attorney.

24.2	**	Substitution of Attorney-in-Fact Under Power of Attorney.

**
Previously filed.

±
Confidential treatment has been requested for certain portions of this agreement pursuant to an application for confidential treatment filed with the Securities and Exchange Commission on March 3, 2015. Such provisions have been filed separately with the Commission.

±±
Confidential treatment has been requested for certain portions of this agreement pursuant to a revised application for confidential treatment filed with the Securities and Exchange Commission on April 17, 2015. Such provisions have been filed separately with the Commission.

#
Management contract or compensatory arrangement.

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PART II Information Not Required in Prospectus
  Item 16. Exhibits and Financial Statement Schedules.
SIGNATURES
EXHIBIT INDEX